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                                                                     EXHIBIT 8.1


C  L  I  F  F  O  R  D                            CLIFFORD CHANCE US LLP
C  H  A  N  C  E
                                                  31 WEST 52ND STREET
                                                  NEW YORK NY 10019 6131

                                                  TEL  +1 212 878 8000
                                                  FAX  +1 212 878 8375
                                                  www.cliffordchance.com

                                [FORM OF OPINION]

           , 200
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Municipal Mortgage & Equity, LLC
621 East Pratt Street, Suite 300
Baltimore, Maryland  21202

Ladies and Gentlemen:

We have acted as your special counsel in connection with the Prospectus Supplement dated _____________, 200_ (the "Prospectus Supplement") to the Prospectus dated _________, 2005, included in your Registration Statement on Form S-3 (File No. 333-_______) (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission, with respect to the public offering from time to time of the securities described therein (the "Securities").

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

We hereby confirm that, although the discussion in the Prospectus Supplement under the caption "United States Federal Income Taxation" does not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership and disposition of the Securities, such discussion, insofar as it constitutes a summary of matters of law or legal conclusions, and based on the assumptions and subject to the qualifications and limitations set forth therein, is correct in all material respects.

The opinion set forth in this letter is (i) limited to the matter expressly covered and no opinion is to be implied in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at your request. We undertake no obligation to update this opinion in the event that there is either a change in the legal authorities, facts or documents on which this opinion is based or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus Supplement.

Very truly yours,